EXHIBIT 11(d)

                 Joint Account Agreement Between
             Rydex Advisor Variable Annuity Account
                   and PADCO Advisors II, Inc.





                     JOINT ACCOUNT AGREEMENT


     THIS JOINT ACCOUNT AGREEMENT (the "Agreement"), is made as of this 1st day of November, 1996, by and among:

     RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT (the "Separate Account"), a registered investment company established as a managed separate account of Great American Reserve Insurance Company ("Great American Reserve") under the laws of the State of Texas on April 15, 1996, with its principal place of business at 11815 North Pennsylvania Street, Carmel, Indiana 46032, and with offices at 6116 Executive Boulevard, Rockville, Maryland 20852, on behalf of the Separate Account and the Separate Account's subaccounts of THE NOVA SUBACCOUNT, THE URSA SUBACCOUNT, THE OTC SUBACCOUNT, THE PRECIOUS METALS
     SUBACCOUNT, THE U.S. GOVERNMENT BOND SUBACCOUNT, THE JUNO SUBACCOUNT, THE MONEY MARKET I SUBACCOUNT, and THE MONEY MARKET II SUBACCOUNT (collectively, the
     "Subaccounts"), and all future registered investment companies for which PADCO Advisors II, Inc. acts as i n vestment adviser (collectively, the "Future Subaccounts") (the above-referenced Subaccounts and Future Subaccounts hereinafter are collectively referred to as the "Rydex Subaccounts");

     PADCO ADVISORS II, INC. ("PADCO II"), a registered investment adviser incorporated under the laws of the State of Maryland on July 5, 1994, with its principal p l a ce of business at 6116 Executive Boulevard, Rockville, Maryland 20852; and

     any other persons which become parties hereto, as contemplated by the application for an order under the Investment Company Act of 1940 (the "1940 Act") (Commission File No. 812-8788) (the "Application"), in respect of which an Order of the Commission was granted on March 15, 1994 (Investment Company Act Release No. 20136) (the "Order").

This Agreement is entered into by the aforementioned parties under the following circumstances:

                       W I T N E S S E T H

     WHEREAS, Rydex Series Trust (the "Trust") is a registered investment company organized as a Delaware business trust on March 9, 1993, with its principal place of business at 6116 Executive Boulevard, Suite 400, Rockville, Maryland 20852, and currently is composed of eight separate series, including The
Nova Fund, The Ursa Fund, The Rydex OTC Fund, The Rydex Precious Metals Fund, The Rydex U.S. Government Bond Fund, The Juno Fund,





The  Rydex  U.S.  Government  Money  Market  Fund,  and The Rydex
Institutional Money Market Fund (collectively, the "Funds");

     WHEREAS, PADCO Advisors, Inc. ("PADCO I"), is a registered investment adviser incorporated under the laws of the State of Maryland on February 5, 1993, with its principal place of business at 6116 Executive Boulevard, Suite 400, Rockville, Maryland 20852, and currently serves as the investment adviser to the Funds;

     WHEREAS, the Separate Account currently is composed of eight separate Subaccounts, including The Nova Subaccount, The Ursa Subaccount, The OTC Subaccount, The Precious Metals Subaccount, The U.S. Government Bond Subaccount, The Juno Subaccount, The Money Market I Subaccount, and The Money Market II Subaccount;

     W H E R E AS, other separate Future Subaccounts may be a u thorized, added, and registered under the 1940 Act as subaccounts of the Separate Account in the future;

     WHEREAS, the Separate Account is authorized as the signatory to this Agreement on behalf of the Rydex Subaccounts, including any Future Subaccounts;

     WHEREAS, the Trust, on behalf of the Trust and the Funds, and all future registered investment companies for which PADCO I acts as investment adviser (collectively, the "Future Funds")
(the above-referenced Funds and Future Funds hereinafter are collectively referred to as the "Rydex Funds"), and PADCO I have obtained the Order, a copy of which is attached hereto as Exhibit A, permitting the Rydex Funds to deposit their daily uninvested cash balances into a single joint account to be used to enter into repurchase agreements and to participate in such a joint repurchase agreement account (the "Trust Joint Account") on the basis set forth in the Application, a copy of which Application is attached hereto as Exhibit B;

     WHEREAS, the applicants under the Application are the Trust, including the Rydex Funds, PADCO I, and all future registered investment companies and series thereof for which PADCO I, or any entity controlled by, controlling, or under common control with PADCO I, serves as investment adviser (collectively, "Future PADCO Companies");

     WHEREAS, the terms and conditions of the Application and the Order authorize all Future PADCO Companies to enter into joint repurchase agreements and to deposit their daily uninvested cash balances into a joint repurchase agreement account;

     WHEREAS, PADCO I and PADCO II are under the common control of Albert P. Viragh, Jr., the Chairman of the Board of Directors, the President, and the majority shareholder of PADCO I, and the Chairman of the Board of Directors, the President, and the sole shareholder of PADCO II;





     W H E REAS,  the  managers  of  the  Separate  Account  (the
"Managers") have determined that it would be in the best interests of the Separate Account and the Rydex Subaccounts, to authorize the Rydex Subaccounts to deposit their daily uninvested cash balances into a single joint account to be used to enter into repurchase agreements (the "Subaccount Joint Account");

     WHEREAS, Condition M under the Application requires that the Board of Managers of the Separate Account evaluate this joint account arrangement annually and approve the continuation of said participation in the Subaccount Joint Account only if the Board of Managers determines that there is a reasonable likelihood that the Subaccount Joint Account will benefit the Rydex Subaccounts and their unitholders; and

     WHEREAS, the Rydex Subaccounts desire that their respective rights and obligations in respect of the Subaccount Joint Account be reflected in this Agreement in form and substance consistent w i t h representations and undertakings set forth in the Application and Order.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. R e purchase agreements entered into by the Rydex Subaccounts pursuant to the Subaccount Joint Account are entered into by each Rydex Subaccount severally, in proportion to its interest in the Subaccount Joint Account, and not jointly. No Rydex Subaccount shall be liable in respect of the obligations of any other Rydex Subaccount in respect of any repurchase agreement entered into pursuant to the Subaccount Joint Account. PADCO II shall ensure that the documentation entered into by the Rydex Subaccounts appropriately reflects the several, and not joint, nature of each Rydex Subaccount's obligations.

     2. No Rydex Subaccount shall create a negative balance in the Subaccount Joint Account for any reason, and it is understood and agreed that no Rydex Subaccount shall have any obligation to any other party hereto to maintain any balance whatsoever in the Subaccount Joint Account.

     3. T h e Separate Account, on behalf of each Rydex Subaccount, shall ensure that its Custodian Agreement with Boston Safe Deposit and Trust Company, the custodian for the Rydex Subaccounts, and with any future custodian(s) of the Rydex Subaccounts, permits the establishment of a separate cash account into which each Rydex Subaccount would cause its uninvested net cash balances to be deposited daily. Each such Custodian Agreement will be in form and substance identical to each other such agreement.

     4. Subject to the contrary determinations of the Board of Managers of the Separate Account, the Separate Account, on behalf
o f    e ach  Rydex  Subaccount,  shall  ensure  that  the  Rydex
Subaccount's  repurchase agreement standards are identical to the





standards adopted by each other Rydex Subaccount, except insofar as the maximum amount of a Rydex Subaccount's assets subject to a repurchase agreement with any single counter-party may be limited by different absolute dollar amounts depending on the size of the Rydex Subaccount. PADCO II acknowledges that, in effecting repurchase agreements on behalf of the Rydex Subaccounts, each repurchase agreement entered into by a Rydex Subaccount is subject to the applicable standards and limitations adopted by the Separate Account's Board of Managers.

     5. Each Rydex Subaccount shall participate in the net income earned or accrued in the Subaccount Joint Account on the basis of the total amount in the Subaccount Joint Account on any day represented by such Rydex Subaccount's proportionate share of the Subaccount Joint Account.

     6. PADCO II shall administer the investment of the cash balance in the operation of the Subaccount Joint Account as part of the duties of PADCO II under PADCO II's existing, or any future, investment advisory contract with the Separate Account and/or each Rydex Subaccount and no fees shall be payable by the Rydex Subaccounts in respect of the Subaccount Joint Account other than the fees based upon the assets of each Rydex
Subaccount, as provided in the Separate Account's and/or the Rydex Subaccount's respective investment advisory contract.

     7. This Agreement may be terminated by any party hereto upon thirty (30) days' written notice to each other party hereto. Upon any such termination, the Subaccount Joint Account shall be liquidated in an orderly fashion and the proceeds of the liquidation shall be distributed to each respective Rydex Subaccount in proportion to the Rydex Subaccount's interest in the Subaccount Joint Account.

     8. A l l notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by prepaid, first-class letter posted to the following addresses, or to such other address as shall be designated in a notice given in accordance with this section, and such notice shall be deemed to have been given at the time of delivery of, if sent by post, five (5) week days after posting by airmail.

     If to the Separate Account:

          Rydex Advisor Variable Annuity Account
          Great American Reserve Insurance Company
          11815 North Pennsylvania Street
          Carmel, Indiana  46032
          Attention:  Office of the General Counsel





          with a copy to:

               Rydex Advisor Variable Annuity Account
               6116 Executive Boulevard
               Suite 400
               Rockville, Maryland  20852
               Attention:  President

     If to PADCO II:

          PADCO Advisors II, Inc.
          6116 Executive Boulevard
          Suite 400
          Rockville, Maryland  20852
          Attention:  President

     9. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without reference to such state's conflict of law rules).

     10. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the date first hereinabove written.

                         RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT



                         By:  /s/ L. Gregory Gloeckner
                              L. Gregory Gloeckner
                              Vice President


                         PADCO ADVISORS II, INC.



                         By:  /s/ Albert P. Viragh, Jr.
                              Albert P. Viragh, Jr.
                              President